UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 21, 2011

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS.

As previously disclosed, on May 18, 2011, CAS Medical Systems, Inc. (the “Company”) received a written notice from the Nasdaq Stock Market (“Nasdaq”) advising that the Company was not in compliance with the Nasdaq Global Market listing requirement contained in Nasdaq Listing Rule 5450(b)(1)(A) because the Company’s stockholders’ equity at March 31, 2011 of $9,402,189 was less than $10,000,000.  Under Nasdaq rules, the Company had 45 calendar days to submit a plan that defines how the Company will regain compliance.

On June 9, 2011, as previously announced, the Company completed a private placement of preferred stock (the “Private Placement Transaction”) with Thomas, McNerney & Partners, L.P., TMP Nominee II, LLC and TMP Associates II, L.P. (the “Purchasers”) pursuant to an Investment Agreement between the Company and the Purchasers, dated as of June 8, 2011, whereby the Company issued (i) 95,500 shares of a newly created series of preferred stock, designated “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), which shares of Series A Preferred Stock are convertible into authorized but unissued shares of the Company’s common stock, par value $0.004 per share, and (ii) 54,500 shares of a newly created series of preferred stock, designated “Series A Exchangeable Preferred Stock,” par value $0.001 per share (the “Series A Exchangeable Preferred Stock”), convertible, following stockholder approval, into authorized but unissued shares of the Company’s common stock, par value $0.004 per share.  Upon approval by the stockholders of the Company, the Series A Exchangeable Preferred Stock will have substantially identical terms to the Series A Preferred Stock.  The Private Placement Transaction resulted in gross proceeds of $15.0 million to the Company.

As of the date of this Current Report on Form 8-K and as a result of the Private Placement Transaction, the Company believes that it is in compliance with Nasdaq Listing Rule 5450(b)(1)(A) because the Company’s stockholders’ equity is greater than $10,000,000.

The Company has been informed that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement of Nasdaq Listing Rule 5450(b)(1)(A) and, if at the time of the Company’s next quarterly report on Form 10-Q, the Company does not evidence such compliance, the Company may be subject to delisting from the Nasdaq Global Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: June 21, 2011	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer